ACCREDITED INVESTOR

                             SUBSCRIPTION AGREEMENT
                             ----------------------



Board of Directors
BAYWOOD INTERNATIONAL, INC.
14950 North 83rd Place
Suite 1
Scottsdale, Arizona 85260

Gentlemen:

     The undersigned hereby subscribes for 120,000 pre-split shares (the "Shares") of Class "C" Preferred Stock, $1.00 par value, of Baywood International, Inc. (the "Company") such Shares to be fully paid, nonassessable, and issuable upon acceptance of this subscription by the Company's Board of Directors, upon the Company's filing of a certificate setting forth the voting powers, designations, preferences, limitations, restrictions and relative rights of the Shares and upon the effectiveness of the conversion of the 800,000 pre-split preferred shares previously issued to me on May 8, 1996 into validly issued and outstanding pre-split Class "C" Preferred Shares. I understand that you will rely upon the following information to determine whether the Shares are exempt from registration under the Securities Act of 1933, as amended (the "Act") and comparable provisions of state securities laws.

     ALL INFORMATION CONTAINED IN THIS SUBSCRIPTION AGREEMENT WILL BE TREATED CONFIDENTIALLY. However, it is agreed that you may present this and any supporting documents to such parties as you deem appropriate if called upon to establish that the proposed offer and sale of the Shares is exempt from registration under the Act or meets the requirements of applicable state securities laws.

  I. AGREEMENT TO DEFER AND ALTER PRIOR PREFERRED SHARE RIGHTS

     WHEREAS, on May 8, 1996 the Company issued 800,000 pre-split preferred shares to me in a private placement with the right to convert such shares to Common stock or redeem the shares for cash on May 8, 1997 provided that certain conditions were met regarding the average share price of the Company's Common shares;

     WHEREAS, on May 5, 1997, Management and my authorized representative reached a verbal agreement to terminate any redemption right and to defer any conversion right on such previously-issued pre-split preferred shares until May 8, 1998 and to provide me with a stock dividend of 120,000 additional pre-split Shares with special conversion rights based upon the price of the Company's Common Stock on May 8, 1998 (the "Deferment Transaction");
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     WHEREAS,  Management has confirmed the Deferment Transaction in a letter to me dated May 5, 1997;

     THEREFORE, the Company, upon acceptance of this subscription by its Board of Directors, and I agree as follows:

     A. Merger of Rights for all 920,000 Pre-Split Preferred Shares. Upon the Company's acceptance of this Subscription Agreement, the voting powers, designations, preferences, limitations, restrictions and relative rights of the 800,000 pre-split preferred shares which were issued to me on May 8, 1996 and represented by preferred certificate number 8 will be terminated, and will automatically be converted into and assume the identical voting powers, designations, preferences, limitations, restrictions and relative rights of the 120,000 pre-split Shares issued pursuant to this Subscription Agreement. Such 800,000 pre-split shares and 120,000 pre-split Shares shall be designated Class "C" Preferred Shares and shall equally share all the characteristics and privileges of such Class "C" Preferred Shares.

     B. Description of Class "C" Pre-Split Preferred Shares. The 120,000 pre-split preferred share dividend to be issued pursuant to this Subscription Agreement and the 800,000 pre-split preferred shares previously issued to me on May 8, 1996, upon the merger of rights described in Section A above, shall have the following powers, designations, preferences, limitations, restrictions and relative rights:

          1. Conversion Privileges. On May 8, 1998, at Shareholder's option, the Class "C" pre-split Preferred Shares are convertible into pre-split or post-split Common stock of Baywood as follows:

               a.   Average  Price;  Reverse  Split.  "Average  Price,"  as used herein, shall mean the average share price of Baywood's Common Shares for the three months prior to May 8, 1998. "Reverse Split" shall mean the reverse 1 for 2 1/2split of the Company's common stock approved by the Company's shareholders on April 10, 1997, but which shall not become effective until the Company files Articles of Domestication in the Office of the Arizona Corporation Commission.

               b.   Average Price Less than $1.00.  If the Average Price is less
                    than  $1.00,   the  Class  "C"  Preferred  Shares  shall  be
                    convertible into:

                    (i) (Pre-Split) that number of pre-split Common Shares which is equal to the number which results from $920,000 divided by the Average Price if the Reverse Split is not yet effective; or
                                     - 2 -
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                    (ii)  (Post-Split)  that number of post-split  Common Shares which is equal to the number which results from $368,000 divided by the Average Price if the Reverse Split has already become effective.

               c. Average Price of $1.00 or Greater. If the Average Price is $1.00 or more, the 920,000 pre-split Class "C" Preferred Shares shall be convertible:

                    (i) (Pre-Split) on a one-for-one (1:1) basis into pre-split Common Shares, such that Shareholder shall receive a total of 920,000 Common Shares if the Reverse Split is not yet effective; or

                    (ii) (Post-Split) on a one-for-two and one half (1:2 1/2) basis into post-split Common Shares, such that Shareholder shall receive a total of 368,000 post-split Common Shares if the Reverse Split has already become effective.

          2. Redemption. Shareholder shall have no right to redeem the Class "C" Preferred Shares.

          3. Par Value. The Class "C" Preferred Shares shall have a par value of $1.00 per share.

          4. Distribution of Capital. In the event of dissolution, bankruptcy, or termination of this corporation, the par value of all the Class "C" Preferred Shares shall be paid in full before the Common Stock or any part thereof or any dividend thereon is paid.

          5. Voting Rights. The Shareholder of the Class "C" Preferred Shares shall have no voting power.

          6. Dividends. The Class "C" Preferred Shares shall be preferred both as to dividends and assets and shall be entitled to receive out of the surplus or net profits of the Company, in each fiscal year, dividends at such rate or rates, as shall be determined by the Board of Directors in connection with the issue of the respective series of said stock and expressed in the stock certificate therefor, before any dividends shall be paid upon the Common Stock, but such dividends shall be noncumulative. No dividends shall be paid, declared, or set apart for the payment on the Common Stock of the Company, in any fiscal year, unless the full dividends on the Class "C" Preferred Shares for such year shall have been paid or provided for.

  II. REPRESENTATIONS AND WARRANTIES REGARDING SUBSCRIPTION

     I understand that you will rely on the following information to confirm that I am an "accredited investor" as defined in Regulation D promulgated under the Act, that the Shares are exempt from registration under the Act and comparable provisions of state securities laws and that I am qualified to be a Purchaser.

     1. Accredited Investor. I am an Accredited Investor because I fall within one of the following categories:

(PLEASE CHECK     ___      $1,000,000 Net Worth.
 APPROPRIATE               A natural person whose individual net worth, or joint
 CATEGORY)                 net  worth with that person's spouse,  at the time of
                           his purchase exceeds $1,000,000.

                  ___      $200,000/$300,000 Income.
                           A natural person who had an individual income in excess of $200,000 (including contributions to qualified employee benefit plans) or joint income with such person's spouse in excess of $300,000 in each of the two most recent years and who reasonably expects to attain the same individual or joint levels of income (including such contributions) in the current year.

                  ___      Director or Officer of Issuer
                           Any director or executive officer of the Company.

                  ___      All Equity Owners In Entity Are Accredited.
                           An entity (i.e. corporation, partnership, trust, IRA,
                           etc.)  in  which  all  of  the   equity   owners  are
                           Accredited Investors as defined herein.

                  ___      Corporation
                           A corporation not formed for the specific purpose of acquiring the Interests offered, with total assets in excess of $5,000,000.

                  ___      Other Accredited Investor
                           Any natural person or entity which qualifies as an accredited investor pursuant to Rule 501(a) of Regulation D promulgated under the Act; specify basis for qualification:

                           -----------------------------------------------------
                           -----------------------------------------------------
                           ----------------------------------------------------.
                                      - 4 -
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     2.  Representations and Warranties.  I represent and warrant to the Company that:

          (a) I (i) have adequate means of providing for my current needs and possible contingencies, and I have no need for liquidity of my investment in the Company, (ii) can bear the economic risk of losing the entire amount of my investment in the Company, and (iii) have such knowledge and experience that I am capable of evaluating the relative risks and merits of this investment. I further affirmatively represent and warrant to the Company that my current net worth exceeds $1,000,000 U.S. and that my annual income for the last two years and the current year exceeds $300,000 U.S.

          (b) I affirmatively represent and warrant to the Company that I am not a resident or citizen of the United States of America. My true and correct address residency and citizenship is set forth under my signature at the end of this letter. I have the legal power and authority to enter into this Subscription Agreement and make the representations and warranties herein understanding fully that the Company is placing material reliance on my candor and veracity.

          (c) The Shares for which I subscribe are being acquired solely for my own account, for investment and are not being purchased with a view to or for their resale or distribution. In order to induce the Company to sell Shares to me, the Company will have no obligation to recognize the ownership, beneficial or otherwise, of the Shares by anyone but me.

          (d) I have received and read, and am familiar with the Articles of Incorporation, Bylaws and general corporate records of the Company. I have reviewed the Company's annual, quarterly and current reports on file with the Securities and Exchange Commission on Forms 10-KSB, 10-QSB and 8-K and amendments thereto. I confirm that all documents, records and books pertaining to this investment as I have or could have requested, have been made available for inspection by my attorney, accountant, and me. Specifically, Section B of this Subscription Agreement sets forth the description of the powers, designations, preferences, limitations, restrictions and relative rights of the Shares I am acquiring, which shall govern the existing preferred shares which were previously issued to me and which conditions I have read and approved.

          (e) I and my advisor(s) have had a reasonable opportunity to ask questions of and receive answers from the principals and management of the Company concerning the Company's affairs generally and the terms and conditions of my proposed investment in the Shares and all such questions have been answered to my full satisfaction. No oral representations have been made or oral information furnished to me or my advisor(s) in connection with the Shares which were in any way inconsistent with the publicly available filings of the Company. I am also aware that no state or Federal agency has reviewed or endorsed the Shares and that the Company has a limited prior financial or operating history.

          (f) My interest in the Company is based primarily on what I understand of the concept of its business (which understanding may be mistaken or flawed), and not on its assets, liabilities or results to date.

          (g) No person or entity has made any representation or warranty whatsoever with respect to any matter or thing concerning the Company and this offering, and I am purchasing the Shares based solely upon my own investigation and evaluation.

          (h) I understand that no Shares have been registered under the Act, nor have they been registered pursuant to the provisions of the securities or other laws of applicable jurisdictions.

          (i) I am aware of the following:

               (i) The Shares are a speculative investment which involve a high degree of risk; and

               (ii) My interest in the Shares is not readily transferable; it may not be possible for me to liquidate my investment in the Shares.

          (j) I understand the nature of this investment, and am aware and familiar with the proposed business operations of the Company, and further understand that the Shares are restricted securities within the meaning of the Act, and that any future sale of such Shares will be regulated by this Act.

     The foregoing representations and warranties are true and accurate as of the date hereof, shall be true and accurate as of each date of delivery of funds to the Company and shall survive such delivery. If, in any respect, such representations and warranties are not true and accurate prior to delivery of any funds, I will give written notice of that fact to the Company, specifying which representations and warranties are not true and accurate and the reasons therefor.

     3. Transferability. I understand that I may sell or otherwise transfer my Shares only if registered under the Act or with the favorable opinion of counsel to the Company to the effect that such sale or other transfer may be made in the absence of registration under the Act and that such transfer will not result in a violation of any applicable federal or state law, rule or regulation. I have no right to cause the Company to register the Shares. The certificates representing my Shares will be legended to reflect this restriction, and stop transfer instructions will apply.

     4. Indemnification. I understand the meaning and legal consequences of the representations and warranties contained in Paragraph 2 hereof, and I will indemnify and hold harmless the Company, its officers and directors involved in the offer or sale of the Shares to me, as well as each of the officers, directors, employees and agents and other controlling persons of each of them, from and against any and all loss, damage or liability due to or arising out of my failure to fulfill any of the terms or conditions of this Subscription Agreement, or a breach of any representation or warranty of mine contained in this Subscription Agreement.

     5. Miscellaneous.

          (a) This Subscription Agreement shall be governed by and construed in all respects in accordance with the substantive law of the State of Arizona.

          (b) This Subscription Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

          (c) I agree not to transfer or assign this Subscription Agreement, or any of my interest herein, and further agree that the transfer or assignment of the Shares acquired pursuant hereto shall be made only in accordance with this Subscription Agreement and all applicable laws.

          (d)  I  agree  that  I  may  not  cancel,  terminate  or  revoke  this
Subscription Agreement or any agreement made hereunder and that this Subscription Agreement shall survive my death or disability and shall be binding upon my heirs, executors, administrators, successors and assigns.

          (e) Upon receipt of a written request from the Company, I agree to provide such information and to execute and deliver such documents as reasonably may be necessary to comply with any and all laws, regulations, rules and ordinances to which the Company is subject.


DATED THIS October 30, 1997          ADDRESS:

                                     23/F Block E, Phase 2,
                                     Superluck Industrial Centre
/s/ Linda Lee                        57 Sha Tsui Road, Tusen Wan, Hong Kong
---------------------------          --------------------------------------
Linda Lee

REVIEWED AND ACCEPTED THIS 12TH DAY OF NOVEMBER, 1997 AS AUTHORIZED BY THE BOARD OF DIRECTORS BY:


BAYWOOD INTERNATIONAL, INC.



BY: /s/ Harvey Turner
   -------------------------------------
   Harvey Turner, President and Chairman
                                      - 8 -